Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Gregg Peters
952-944-5600
investor_relations@dept56.com

DEPARTMENT 56 ANNOUNCES CLOSING OF

ACQUISITION OF LENOX, INC.

EDEN PRAIRIE, Minn., September 1, 2005 — Department 56, Inc. (NYSE: DFS), a leading collectible and giftware company, today announced the closing of its acquisition of Lenox, Incorporated, from Brown-Forman Corp. (NYSE: BFB) for approximately $196.5 million in cash which includes a $6.5 million estimated working capital adjustment to the purchase price which will be finalized after closing.

Lenox, which generated net sales of approximately $465 million in its most recent fiscal year (ended April 30, 2005), is a leading tabletop, collectible and giftware company.  They market fine china, crystal, silver and flatware products under the Lenox, Dansk and Gorham brand names.  These products are sold primarily through department and specialty stores, owned retail outlet stores and direct-to-the-consumer through catalogs, direct mail and the Internet.

Department 56 has financed the acquisition through new credit facilities arranged through UBS Securities LLC.

About Department 56

Department 56, Inc. is a leading collectible and giftware company that recognizes the importance of celebrating life’s extraordinary moments — holidays, special days, and every day. Best known for its lighted Village buildings, Snowbabies™ figurines and extensive holiday and special occasion product lines, the Company designs and develops festive giftware with the highest principles of quality and creativity.

Department 56 sells its products through approximately 12,500 wholesale customers who operate gift, specialty and department store locations in the United States and Canada, Company-operated retail stores, direct mail catalog companies and international distributors. Through its Time to Celebrate™ division, the Company sells holiday and seasonal giftware assortments direct to consumers at home shows. Time to Celebrate had approximately 1,000 independent sales consultants at the end of 2004.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance based on management’s current expectations and assumptions and are not guarantees of future performance. Any conclusions or expectations expressed in, or drawn from, the statements in this press release concerning matters that are not historical corporate financial results are forward-looking statements that involve risks and uncertainties. Actual results may differ materially from forward-looking statements and the assumptions on which they are based. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse.  Factors that could produce such a variation include, but are not limited to, the following:  the risks and uncertainties associated with successfully integrating Department 56, Inc. and Lenox, Inc.; the ability to retain key personnel; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for each companies’ products and services; relationships with major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. The Company undertakes no obligation to update or publish in the future any forward-looking statements.  Also, please read the bases, assumptions and factors set out in Item 7 in the Company’s Form 10-K for 2004 dated March 17, 2005, and filed under the Securities Exchange Act of 1934

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